Exhibit 10.2

Employment Agreement
This Employment Agreement (this “Agreement”) is made and entered into as of April 1, 2026, by and between Core & Main LP, a Florida limited partnership (the “Company”), and Jackie Burkhardt (the “Executive”) (together the Company and the Executive are referred to as the “Parties”).

WHEREAS, the Parties desire to enter into an employment agreement which shall memorialize the terms and conditions of the Executive’s employment; and
WHEREAS, this Agreement supersedes all prior agreements or understandings regarding the terms of the Executive’s employment with the Company, whether written or otherwise.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the Parties hereby agree as follows:
1.Services and Duties. Effective as of April 1, 2026 (the “Effective Date”), the Executive shall, pursuant to the terms of this Agreement, be employed by the Company as its General Counsel, Chief Compliance Officer and Secretary and shall report to the Company’s Chief Executive Officer (“CEO”). The Executive shall have no other employment and no other business ventures which are undisclosed to the Board of Directors of Core & Main, Inc. (the “Board”) or which conflict with the Executive’s duties under this Agreement. The Executive may not participate on the board of directors of any other company without the prior written consent of the Board. The Executive’s responsibilities shall include such responsibilities, duties, and authority as are customary for the Executive’s position, and may have such additional duties and responsibilities as may be assigned to the Executive by the CEO or the Board. The Executive shall carry out the duties and responsibilities hereunder in good faith in a diligent, competent and professional manner, consistent and in compliance with all applicable federal and state laws and regulations and Company policies and to the best of the Executive’s ability in a manner she reasonably believes is in the best interests of the Company.
2.Term of Employment. The Executive’s employment with the Company pursuant to this Agreement shall be for an indefinite term commencing as of the Effective Date and shall be treated as “at-will” employment, subject to termination by either the Company or the Executive as provided for in Section 6. The period of the Executive’s employment with the Company pursuant to this Agreement is referred to herein as the “Term.”

3.Location. The Executive shall be employed by the Company at its executive headquarters, which is currently located at 1830 Craig Park Court, Maryland Heights, Missouri 63146.

4.Compensation.
a.Base Salary. In consideration of the Executive’s full and faithful satisfaction of the Executive’s duties under this Agreement, the Company agrees to pay the Executive an annual base salary in the amount of $400,000 (the “Base Salary”), paid in accordance with the Company’s regular payroll schedule as in effect from time to time and subject to all applicable tax and other permitted withholdings. The Executive’s Base Salary may be reviewed and adjusted from time to time by the Board or by the Talent and Compensation Committee of the Board (the “Compensation Committee”).

b.Annual Bonus. The Executive shall be eligible to receive an annual bonus under the terms of the Company’s annual management incentive compensation plan (the “Bonus Plan”) as may be in effect from time to time. The Executive’s target bonus for these purposes is equal to 85% of the Executive’s Base Salary in effect for the year for which the bonus is paid (the “Annual Bonus Opportunity”). The actual amount payable as a bonus is determined based on the terms and conditions of the Bonus Plan document, and by reference to such performance metrics as are established for the relevant year. Performance metrics are established by the Compensation Committee and information regarding such performance metrics will be communicated generally during the first quarter of the year. The amount of the bonus payable for any particular year will be determined on the basis of the terms and conditions established for such year by the Compensation Committee. The terms of the Bonus Plan are subject to modification by the Compensation Committee or the Board at any time and from time to time. The Company is under no obligation to continue the Bonus Plan or to establish a different annual bonus or annual incentive plan if the Bonus Plan is terminated. Under the terms of the Bonus Plan as currently in effect, it is possible that, based on performance, the actual amount payable as an annual bonus may be less than the target described above, and there may be no bonus payable at all if performance is not achieved at a required threshold level. To be eligible to receive the bonus payable under the Bonus Plan, the Executive must be employed by the Company through the date of payment (which is generally during the second calendar quarter following the year for which such bonus is payable).

c.Equity Incentive. Awards under the Core & Main, Inc. 2021 Omnibus Equity Incentive Plan or a successor plan (the “Equity Incentive Plan”) may be made to the Executive, but any such awards are made at the discretion of the Compensation Committee and there is not a guarantee that awards under the Equity Incentive Plan will be made. For an initial equity grant for the Executive, the Company will request that the Compensation Committee approve a full year equity grant valued at 125% of the Executive’s base pay, with the targeted approval to occur at the Compensation Committee’s March 2026 meeting.

5.Benefits and Perquisites.

a.     Employee Benefits. The Executive shall be eligible to participate in all employee benefit plans made available generally to the Company’s employees and those benefit plans that are available to the Company’s executives, subject to the applicable limitations and requirements imposed by the terms and conditions of the governing plan documents for such plans. The Company reserves the right to modify any of its employee benefit plans from time to time and to terminate such plans at any time, subject to any limitations imposed by law on such actions.

b.     Paid Time Off. The Executive shall be eligible to participate in the paid time off policy generally applicable to the Company’s employees, as in effect from time to time.

c.     Reimbursement of Expenses. The Company shall reimburse the Executive for any expenses reasonably incurred by the Executive during the Term, in furtherance of the Executive’s duties hereunder, including business travel, meals and accommodations, upon submission by the Executive of such evidence as may be required under the terms of the Company’s business expense reimbursement policy as in effect from time to time.

d.     Executive Car Program. The Executive will be eligible to participate in the Company’s executive car program.

6.Termination of Employment.
a.     Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time; subject to providing to the Executive 60 days’ advance written notice of such termination. Notwithstanding the foregoing, the Company may terminate the Executive’s employment without Cause without such advance written notice; provided, however, that the Company shall pay to the Executive the Executive’s Base Salary, as then in effect, for the period such advance written notice requirement exceeds the period of actual written notice of the Executive’s termination.
b.Death or Disability. The Executive’s employment shall terminate immediately upon the Executive’s death. The Executive’s employment may also be terminated by the Company in the event of the Executive’s Disability. For these purposes, “Disability” means the Executive is eligible for disability benefits under the Company’s long-term disability plan; provided, however, that if there is no such plan in effect, Disability means that the Executive is unable to perform the Executive’s duties under the terms of this Agreement, with or without a reasonable accommodation for a period of not less than three months (subject to any longer period that may be required under applicable law) by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a period of not less than 12 months. Nothing in this Agreement shall be construed to waive or limit the Executive’s rights under existing law, including, without limitation, the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.

c.Termination for Cause. The Company may terminate the Executive’s employment for Cause without any advance notice except as expressly provided for in this Section 6(c). For these purposes, “Cause” means any of the following:

i.The Executive’s indictment for, commission of, conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude;
ii.The Executive’s commission of fraud, theft, embezzlement, self-dealing, dishonesty, misappropriation or other malfeasance against the Company;
iii.The Executive’s material and persistent failure to perform Executive’s lawful duties or responsibilities under the terms of this Agreement or other agreement between the Parties (other than by reason of disability);
iv.The Executive’s failure to comply with any lawful policy of the Company;
v.The Executive’s commission of acts or omissions constituting gross negligence or material misconduct in the performance of any aspect of the Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company;
vi.The Executive’s breach of any fiduciary duty owed to the Company;
vii.The Executive’s material violation or material breach of any restrictive covenant or any material term of this Agreement or material term of another agreement between the Parties;
viii.The Executive’s failure or refusal to cooperate in good faith with a governmental or internal investigation; or
ix.The Executive’s commission of any act or omission that materially damages or is reasonably likely to materially damage the financial condition or business of the Company or materially damages or is reasonably likely to materially damage the reputation, public image, goodwill, assets or prospects of the Company.

Notwithstanding the foregoing, Cause for the Executive’s termination of employment shall not exist with respect to any of the above matters to the extent the situation is reasonably susceptible to cure (as determined at the discretion of the Board) unless the Company has provided the Executive with written notice detailing the event constituting Cause and the Executive fails to cure such condition within 15 days of the Executive’s receipt of such notice.

d.Resignation by the Executive. The Executive may resign at any time without Good Reason (as defined below); subject to provision to the Company of 60 days’ advance notice of such termination.
e.Resignation by the Executive for Good Reason. The Executive may resign for “Good Reason” in the following circumstances:

i.The Company materially reduces the Executive’s Base Salary (except for any across-the-board reduction impacting substantially all executives of the Company where such reduction does not represent a greater than 10% reduction);
ii.The Company materially reduces the percentage of Base Salary that constitutes the Executive’s Target Bonus;
iii.The Company materially reduces the Executive’s duties, authorities and responsibilities;
iv.The Company makes any material adverse change to the Executive’s title or reporting line;
v.The Company requires that the Executive report to a different principal work location that increases the Executive’s commute by more than 40 miles; or
vi.The Company engages in a material violation or material breach of any restrictive covenant or any material term of this Agreement or material term of another agreement between the Parties.
Notwithstanding the foregoing, in no event shall the Executive’s resignation be deemed to be for Good Reason unless the Executive provides the Company with written notice of the condition claimed to constitute Good Reason for the Executive’s resignation within 30 days of the initial existence of such condition, the Company must have failed to correct such condition within 30 days of the Company’s receipt of the aforementioned written notice and the Executive must then resign and separate from employment no later than 90 days following the initial existence of the condition that is claimed to constitute Good Reason for the Executive’s resignation.

f.Obligations of the Executive on Termination of Employment. In addition to the post-termination covenants described in Section 8 of this Agreement, the Executive shall, following any termination of employment with the Company:
i.Return to the Company all property of the Company in the Executive’s possession and shall take appropriate measures to return or destroy any files or confidential information in the Executive’s possession that may be in electronic form; and
ii.Resign each position (if any) that the Executive then holds as an officer or director of the Company and any affiliate of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

7.Compensation Payable Following Termination of Employment.

a.Accrued Obligations. In the event of any termination of employment, the Executive shall be entitled to: (i) all amounts of unpaid Base Salary through the date of termination; (ii) benefits or payments from any Company sponsored employee benefit plan, in accordance with the terms and conditions of the governing plan documents; and (iii) reimbursement of any unpaid business related expenses incurred prior to the Executive’s termination of employment, provided the Executive has complied with the requirements for such reimbursements under the terms of the Company’s business expense reimbursement policy (collectively, the “Accrued Obligations”). For purposes of clarity and avoidance of doubt, only the Accrued Obligations will be paid to the Executive in the event of the Executive’s termination of employment under any circumstances other than a termination by the Company without Cause or a resignation for Good Reason, including where the termination of employment is due to the Executive’s death or Disability. Nothing in this Section 7(a), however, shall be interpreted to deny payment to the Executive of any death or disability benefits that are provided for under the Company’s employee benefit plans.

b.Termination by the Company without Cause or Resignation by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in addition to the Accrued Obligations, the Company shall provide to the Executive, as severance pay, an amount equal to one times: (i) the Executive’s Base Salary; and (ii) the Executive’s Annual Bonus Opportunity, to be paid in substantially equal payments in accordance with the Company’s regular payroll schedule, commencing as soon as practicable following the date the Release (as defined below) becomes irrevocable (with the first such payment including any amounts that would have been paid had the Executive’s Base Salary continued following the Executive’s termination of employment without interruption pending the Release being executed and becoming irrevocable) and payable for a period of 12 months (the “Severance Pay”), subject to the Executive executing a release of claims in a form determined by the Company to be acceptable (the “Release”) and the Release, thereafter, becoming irrevocable pursuant to its terms; provided, however, that if the period for the Executive to consider, sign and not revoke the Release spans two taxable years, the Severance Pay shall commence in the second such taxable year. In addition, subject to the Executive enrolling in COBRA continuation coverage, the Company shall, over the 12 months following the date of termination, pay the Executive an amount equal to the monthly cost of the Executive purchasing COBRA coverage for the Executive and the Executive’s covered dependents (the “Benefit Continuation”), except that the Benefit Continuation shall cease in the event that the Executive becomes eligible for coverage from a subsequent employer. Further, the Company shall provide the Executive with customary outplacement services (the “Outplacement Services”), except that the maximum cost to the Company of providing such outplacement services shall not exceed $10,000. For purposes of clarity and avoidance of doubt, if the Company does not receive the Release within the specified deadline for its execution, the Executive shall not be entitled to any of the Severance Pay, the Benefit Continuation or the Outplacement Services.

8.Covenants. The Executive acknowledges and agrees that the Confidentiality, Non-Solicitation and Noncompete Agreement dated as of February 23, 2022 by and between Executive and Core & Main LP remains in full force and effect and will continue to apply to Executive. In the event the Executive is determined by a court to have violated any of her obligations set forth in the PCA, any unpaid Severance Pay or other separation benefits shall terminate.

9.Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company to (i) a successor by merger, (ii) purchasers of substantially all of the assets of the Company or its affiliates, or (iii) in connection with any other acquisition, reorganization or restructuring of the Company.

10.Code Section 409A. In general, it is intended that all compensation provided for under the terms of this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the “short-term deferral” and “separation pay” exemptions found in Treasury Regulation Sections 1.409A-1(b)(4) and (9) (or any successor to such exemptions). Notwithstanding the foregoing, however, if any payments are deemed to be a form of nonqualified deferred compensation for purposes of Code Section 409A, the Parties intend that such compensation arrangements be structured so as to comply with the requirements of Code Section 409A and shall make reasonable efforts to cause such arrangements to comply with Code Section 409A. In this regard, all payments that are deemed to be subject to Code Section 409A will be considered to be separate payments and not a form of installment payments, any such payments that are triggered by a termination of employment will be paid when there has been a “separation from service” (as that phrase is used for purposes of Code Section 409A), and no such payments will be subject to offset by any other amount unless otherwise permitted by Section 409A. Whenever a payment that is subject to Code Section 409A has a specified payment date, payment will be made at such time as is deemed to be a timely payment for purposes of Code Section 409A and any discretion as the time of payment will be exercised solely by the Company. If the Executive is a “specified employee” within the meaning of Code Section 409A at the time of his “separation from service”, then any payments that are triggered by such separation from service that would otherwise be payable within the six-month period following the separation from service will be paid in a lump sum on the date that is the first day of the calendar month following the six-month anniversary of the Executive’s separation from service.
If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (C) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (D) any reimbursement shall be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, shall be for expenses incurred during the Executive’s lifetime. It is the intent of this Agreement to comply with, or be exempt from, the requirements of Code Section 409A so that none of the payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein shall be interpreted to so comply.

11.Code Section 280G.

a.Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary (including the Equity Incentive Plan), if there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Code Section 280G) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero), and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.

b.Unless the Executive and the Company otherwise agree in writing, any determination required under this section shall be made in good faith in writing by an independent accounting firm selected by the Company which is reasonably acceptable to the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs of the Accountants in connection with any calculations contemplated by this Section 11(b).

c.Notwithstanding the foregoing, in the event that no stock of the Company or its Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Code Section 280G) at the time of the change in control, the Company shall, upon request of the Executive, submit to a vote of shareholders for approval the portion of the Transaction Payments that exceeds three times the Executive’s “base amount” (within the meaning of Code Section 280G) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Parties shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote.

12.General Provisions.

a.Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of one business day following email delivery, or the third business day after mailing by FedEx or UPS to the addresses set forth below or to such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party:

To the Company:
Core & Main LP
Attn: Chief Executive Officer 1830 Craig Park Court
St. Louis, MO 63146
Email: Mark.Witkowski@coreandmain.com

With a copy to:
Core & Main LP
Attn: Head of Human Resources 1830 Craig Park Court
St. Louis, MO 63146
Email: Carla.Harper@coreandmain.com

To the Executive:
At the address shown in the Company’s personnel records.

b.Severability. Any provision of this Agreement which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. If any benefit or treatment is stated in form or substance as to be in actual or possible conflict with applicable law, the applicable law shall prevail in the stead of any statements contained in this Agreement.

c.Entire Agreement. This document, together with any attachments hereto, the indemnification agreement previously entered into by and between the Executive, the Company and certain other affiliates, and all restrictive covenants in any and all agreements between the Executive and the Company or any of the Company’s affiliates constitute the final, complete, and exclusive embodiment of the entire agreement and understanding between the Parties related to the subject matter hereof and to the compensatory arrangements between the Company and the Executive and supersedes and preempts any prior or contemporaneous understandings, agreements, term sheets, or prior drafts or representations by or between the Parties, written or oral.
d.Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same agreement.

e.Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all Parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement, with the possible exception of the Board. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

f.Dispute Resolution. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL FOR ANY
SUCH DISPUTES, CONTROVERSIES OR CLAIMS. In the event of any dispute arising under or including any provisions of this Agreement, the Executive and the Company agree to submit the dispute to binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq. Disputes between the Parties that may not be subject to pre-dispute arbitration agreement as provided by an Act of Congress are excluded from the coverage of this Agreement. The arbitration shall be conducted in St. Louis, Missouri by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules. A neutral arbitrator (the “Arbitrator”) shall be selected by both Parties, and shall: (a) have the authority to compel adequate discovery for the resolution of the dispute; (b) have the authority to award monetary damages and any and all other remedies that would be available in court, governed by the substantive laws of the State of Missouri; and (c) issue a written arbitration decision including the arbitrator’s essential findings of fact and conclusions of law and a statement of the award. The Parties shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that either Party may seek to obtain injunctive relief in court to prevent irreparable harm pending the conclusion of arbitration. Each Party will pay the fees for their own counsel, subject to any remedies to which that Party may later be entitled under this Agreement or applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the Parties in accordance with said applicable law, and any disputes in that regard will be resolved by the Arbitrator. The decision of the Arbitrator shall be final and binding on the Parties.
g.Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the State of Missouri without giving effect to principles of conflicts of law of such state.

h.Survivorship. The provisions of this Agreement necessary to carry out the intention of the Parties as expressed herein shall survive the termination or expiration of this Agreement.
i.Waiver. The waiver by either Party of the other Party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any Party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such Party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving Party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

j.Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

k.Construction. The Parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both Parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting Party shall not be applicable to this Agreement.

l.This Agreement Controls. If there is any conflict or dispute between this Agreement and any other agreement between the Executive and the Company, the terms of this Agreement shall control.

m.Compensation Clawback. Any incentive based or other compensation paid to the Executive under this Agreement or any other agreement between the Parties shall be subject to recovery by the Company under the Company’s Dodd-Frank Clawback Policy or any other clawback or other such recovery policy adopted by the Company from time to time.

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IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the
Parties hereto have executed and delivered this Agreement as of the year and date first written.
COMPANY:

CORE & MAIN LP

By: /s/ Mark Witkowski     Name: Mark Witkowski Title: Chief Executive Officer

EXECUTIVE:
/s/ Jackie Burkhardt
Name: Jackie Burkhardt